UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 5, 2007

LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Telenet Refinancing and Capital Reduction

On August 1, 2007 (the Signing Date) Telenet Bidco NV (the Borrower), an indirect subsidiary of Telenet, executed a new senior credit facility agreement.  On August 22, 2007 this agreement was amended and restated by a supplemental agreement (as amended and restated, the Telenet Credit Facility).  The Telenet Credit Facility provides for (i) a €1,475.0 million ($2,301.3 million) eight-year Term Loan B Facility (the Telenet Term Loan B Facility), (ii) a €425.0 million ($575.3 million) seven-year Term Loan A Facility (the Telenet Term Loan A Facility), (iii) a €225.0 million ($304.6 million) eight-year Term Loan C Facility (the Telenet Term Loan C Facility) and (iv) a €175.0 million ($236.9 million) seven-year Revolving Facility (the Telenet Revolving Facility).  The Telenet Term Loan A Facility and the Telenet Term Loan B Facility, with respect to the first €1,300.0 million ($1,759.8 million), are available to be drawn under the Telenet Term Loan A Facility and the Telenet Term Loan B Facility, from the Signing Date (subject to satisfaction of conditions precedent) up to and including October 31, 2007, provided that a request for a Telenet Term Loan B Facility loan may not be submitted until the Telenet Term Loan A Facility has been drawn in full or will be drawn in full simultaneously with the relevant Telenet Term Loan B Facility loan.  Any amount of the Telenet Term Loan B Facility in excess of the first €1,300.0 million is available to be drawn from the Signing Date (subject to satisfaction of conditions precedent) up to and including the date falling six months after the Signing Date. The Telenet Term Loan C Facility is available to be drawn from the Signing Date (subject to satisfaction of conditions precedent) up to and including the date that is six months after the Signing Date provided that a request for a Term Loan C Facility loan may not be submitted until both the Telenet Term Loan A Facility and the Telenet Term Loan B Facility have been drawn in full or will be drawn in full simultaneously with the relevant Telenet Term Loan C Facility loan. The Telenet Revolving Facility is available to be drawn from the Signing Date (subject to satisfaction of conditions precedent) to the date falling one month before the final maturity date of the Telenet Revolving Facility. The applicable margin for the Telenet Term Loan A Facility, the Telenet Term Loan B Facility and the Telenet Term Loan C Facility is 2.25% per annum over EURIBOR. The applicable margin for the Telenet Revolving Facility is 2.125% per annum over EURIBOR.

The proceeds of the Telenet Term Loan A Facility and Telenet Term Loan B Facility, in the case of the first €1,300.0 million to be drawn, may be used to (i) refinance the Telenet Senior Credit Facility, the Telenet Senior Discount Notes and the Telenet Senior Notes (collectively, the Telenet Notes) and (ii) pay any fees and expenses incurred in connection with the Telenet Credit Facility.  Any remaining availability under the Telenet Term Loan A Facility and Telenet Term Loan B Facility and the proceeds of the Term Loan C Facility may be (i) used to fund a dividend or intercompany loan to Telenet to fund a distribution to Telenet’s shareholders by way of a capital reduction and (ii) used for general corporate purposes.

In addition to customary restrictive covenants, prepayment requirements and events of default, the Telenet Credit Facility requires compliance with a Net Total Debt to Consolidated Annualized EBITDA covenant, each capitalized term as defined in the Telenet Credit Facility.  The Borrower under the Telenet Credit Facility is permitted to make certain distributions and restricted payments to its shareholders subject to compliance with applicable covenants.  The Telenet Credit Facility is secured by a pledge over the shares of the Borrower and pledges over certain intercompany and subordinated shareholder loans.

On September 5, 2007, Telenet issued notices for redemption of the Telenet Notes.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Name

4.1

€2,300,000,000 Credit Agreement, originally dated August 1, 2007, and as amended and restated by a supplemental agreement dated 22 August 2007, among Telenet Bidco NV as Borrower, the parties listed therein as Original Guarantors, ABN AMRO Bank N.V., BNP Paribas S.A. and J.P. Morgan PLC as Mandated Lead Arrangers, BNP Paribas S.A. as Facility Agent, KBC Bank NV as Security Agent and the financial institutions listed therein as Initial Original Lenders (the Credit Agreement).

4.2

Supplemental Agreement, dated August 22, 2007, among Telenet Bidco NV as Borrower, the Original Guarantors as defined in the Credit Agreement and BNP Paribas S.A. as Facility Agent, relating to the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2007

LIBERTY GLOBAL, INC.

By:	/s/ Leonard P. Stegman
Name: Leonard P. Stegman
Title: Vice President

Exhibit Index

Exhibit No.	Name

4.1

€2,300,000,000 Credit Agreement, originally dated August 1, 2007, and as amended and restated by a supplemental agreement dated 22 August 2007, among Telenet Bidco NV as Borrower, the parties listed therein as Original Guarantors, ABN AMRO Bank N.V., BNP Paribas S.A. and J.P. Morgan PLC as Mandated Lead Arrangers, BNP Paribas S.A. as Facility Agent, KBC Bank NV as Security Agent and the financial institutions listed therein as Initial Original Lenders (the Credit Agreement).

4.2

Supplemental Agreement, dated August 22, 2007, among Telenet Bidco NV as Borrower, the Original Guarantors as defined in the Credit Agreement and BNP Paribas S.A. as Facility Agent, relating to the Credit Agreement.